EXHIBIT 99.1

                ESI Announces Fiscal 2006 Second Quarter Results


     PORTLAND, Ore.--(BUSINESS WIRE)--Dec. 21, 2005--ESI (Nasdaq:ESIO) today announced results for its fiscal 2006 second quarter ended November 26, 2005.
     Second quarter sales were $48.6 million, up 9% compared to first quarter sales of $44.5 million and down 26% compared to prior year second quarter sales of $66.0 million. Operating income for the quarter was $1.8 million, compared with operating income of $0.7 million in the first quarter and operating income of $9.8 million in the second quarter a year ago. Net income for the quarter was $3.2 million, or $0.11 per basic and diluted share, compared with net income of $1.3 million, or $0.05 per basic and diluted share, in the first quarter and net income of $7.9 million, or $0.28 per basic and diluted share, in the second quarter a year ago.
     Operating results in the second quarter of the prior fiscal year included charges of $2.2 million resulting from the settlement and related legal costs for a patent infringement lawsuit.
     Net orders for the second quarter were $64.9 million, an increase of 87% compared with $34.8 million in the first quarter and an increase of 63% compared with $39.8 million in the second quarter of 2005. Deferred revenue increased $0.2 million from the first quarter, ending the second quarter at $13.3 million.
     "We were pleased with the company's performance during the quarter," noted Nick Konidaris, ESI's president and chief executive officer. "During the second quarter, we strengthened our position in the memory repair market by winning a major new account and delivering on the promise of our new UV laser based platform by earning the largest single order in ESI history. Financially, we met our revenue and earnings targets, grew backlog to $50 million, delivered an eighth consecutive quarterly operating profit, and generated nearly $10 million of cash."
     Konidaris continued, "The increase in orders during the quarter was positively influenced by the timing of semiconductor orders."

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     Gross margin of 44 percent during the quarter was flat from the prior quarter. Gross margin remained flat, as the impact of the sale of previous-generation Interconnect product was offset by favorable overhead absorption on increased production levels.
     Operating expenses were $19 million in the second quarter, flat with the prior quarter.
     Other income of $2 million increased $1 million from the prior quarter due to the receipt of $700 thousand of interest income from an IRS refund as well as higher interest income on investments.
     The income tax provision recorded in the second quarter was $0.9 million, resulting in an effective tax rate of 22%. Included in the rate this quarter is a benefit for state tax refunds resulting from the settlement of our IRS examinations as well as a benefit from an adjustment to our accrued taxes on foreign earnings. These benefits were offset by an increase in the valuation allowance on state tax operating loss carryforwards resulting from a change in state tax laws during the quarter. Going forward, the company expects the effective tax rate for the third quarter of fiscal 2006 to be approximately 20%.
     Cash and investments at the end of the quarter were $231 million, up from $221 million at the end of the prior quarter. Cash increased during the quarter primarily due to net income and receipts of income tax refunds from the IRS, and was partially offset by capital expenditures and a deposit relating to the All-Ring patent infringement case filed by ESI.
     Konidaris added, "In an environment of cautious optimism, but limited visibility, we believe third quarter shipments and revenue will increase from the second quarter and will be in the range of $50 million to $60 million. We expect the gross margin percentage in the third quarter to be in the mid-40's. We anticipate operating expense to increase in the third quarter by approximately $1 million as we increase our investment in research and development to develop next-generation products. In addition, we expect non-operating income to be approximately $1 million."
     The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

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     The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through January 6, 2006 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 3403235. The audio replay will also be available on the ESI website.

     Forward-Looking Statements

     This press release includes forward-looking statements concerning the markets we serve, shipments and revenues, gross margins, operating expenses, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

     About ESI

     Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.

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                 Electro Scientific Industries, Inc.

                           FY 2006 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:               Three Months Ended  Six Months Ended
                                 ------------------  ----------------
                                 Nov. 26, Nov. 27, Nov. 26,  Nov. 27,
                                   2005     2004     2005      2004
                                 --------  -------  -------  --------

Net sales                        $48,643  $66,004  $93,151  $138,624
Cost of sales                     27,475   33,178   52,336    68,912
                                  -------  -------  -------  --------
Gross profit                      21,168   32,826   40,815    69,712
Operating expenses:
 Selling, service and
  administration                  11,365   13,086   22,442    27,964
 Research, development and
  engineering                      7,983    7,746   15,812    14,306
 Patent infringement settlement
  and related legal fees               -    2,240        -     2,240
                                  -------  -------  -------  --------
 Total operating expenses         19,348   23,072   38,254    44,510
                                  -------  -------  -------  --------
Operating income                   1,820    9,754    2,561    25,202
Net interest income (expense)      2,364      (13)   3,818      (249)
Other expense, net                   (94)    (191)    (307)     (324)
                                  -------  -------  -------  --------
 Total other income (expense)      2,270     (204)   3,511      (573)
                                  -------  -------  -------  --------
Income before income taxes         4,090    9,550    6,072    24,629
Provision for income taxes           902    1,604    1,537     6,037
                                  -------  -------  -------  --------
 Net income                      $ 3,188  $ 7,946  $ 4,535  $ 18,592
                                  =======  =======  =======  ========

Net income per share - basic     $  0.11  $  0.28  $  0.16  $   0.66
                                  =======  =======  =======  ========

Net income per share - fully
 diluted                         $  0.11  $  0.28  $  0.16  $   0.64
                                  =======  =======  =======  ========

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                 Electro Scientific Industries, Inc.

                     Analysis of FY 2006 Results
                        (Dollars in thousands)
                             (Unaudited)

                                 Three Months Ended  Six Months Ended
                                 ------------------ -----------------
                                 Nov. 26, Nov. 27, Nov. 26,  Nov. 27,
                                   2005     2004     2005      2004
                                 --------  -------  -------  --------
Sales detail:

  Semiconductor Group            $25,237  $35,658  $53,138  $ 79,671

  Passive Components Group        12,033   17,979   23,082    38,582

  Electronic Interconnect Group   11,373   12,367   16,931    20,371
                                  -------  -------  -------  --------

  Total                          $48,643  $66,004  $93,151  $138,624
                                  =======  =======  =======  ========


Gross margin %                        44%      50%      44%       50%

Selling, service and
 administration expense %             23%      20%      24%       20%

Research, development and
 engineering expense %                16%      12%      17%       10%

Operating income %                     4%      15%       3%       18%

Effective tax rate %                  22%      17%      25%       25%

Average shares outstanding -
 basic                            28,705   28,443   28,674    28,329

Average shares outstanding -
 diluted                          28,997   28,541   28,896    32,315

End of period employees              584      630      584       630

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                 Electro Scientific Industries, Inc.

                           FY 2006 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:                   Nov. 26, Aug. 27, May 28,
                                              2005     2005    2005
                                            -------- -------- --------
Assets
Current assets:
 Cash and cash equivalents                 $ 93,908 $ 88,144 $ 61,314
 Marketable securities                      129,484  120,421  137,753
                                            -------- -------- --------
     Total cash and securities              223,392  208,565  199,067

 Trade receivables, net                      35,307   37,177   36,163
 Income tax refund receivable                 1,418    7,977    9,227
 Inventories                                 59,908   53,728   59,533
 Shipped systems pending acceptance           3,265    4,498    4,014
 Deferred income taxes                       13,107   13,439   10,930
 Prepaid and other current assets             4,964    3,322    3,169
                                            -------- -------- --------
     Total current assets                   341,361  328,706  322,103

Long-term marketable securities               7,380   12,830   19,834
Property, plant and equipment, net           38,310   35,658   32,959
Deferred income taxes, net                   14,673   15,112   16,955
Other assets                                 16,213   12,827   11,706
                                            -------- -------- --------
     Total assets                          $417,937 $405,133 $403,557
                                            ======== ======== ========

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                          $ 11,291 $  4,019 $  3,961
 Accrued liabilities                         28,747   27,512   29,455
 Deferred revenue                            13,342   13,118   12,986
                                            -------- -------- --------
     Total current liabilities               53,380   44,649   46,402

Shareholders' equity:
Preferred and common stock                  159,943  158,642  156,367
Retained earnings                           205,734  202,546  201,199
Accumulated other comprehensive loss         (1,120)    (704)    (411)
                                            -------- -------- --------
     Total shareholders' equity             364,557  360,484  357,155
                                            -------- -------- --------
     Total liabilities and shareholders'
      equity                               $417,937 $405,133 $403,557
                                            ======== ======== ========


End of period shares outstanding             28,737   28,672   28,615
                                            ======== ======== ========

Total cash and investments                 $230,772 $221,395 $218,901
                                            ======== ======== ========


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                 Electro Scientific Industries, Inc.

                            FY 2006 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash Flows:              Six Months Ended
                                                    ------------------
                                                    Nov. 26,  Nov. 27,
                                                      2005      2004
                                                    --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $ 4,535  $ 18,592
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                       4,261     4,593
  Tax benefit of stock options exercised                890       543
  Provision for doubtful accounts                      (144)      200
  Loss on disposal of property and equipment             46       253
  Deferred income taxes                                 320     5,617
Changes in operating accounts:
  Increase in trade receivables, net                   (491)     (536)
  (Increase) decrease in income tax refund
   receivable                                         7,809    (1,430)
  (Increase) decrease in inventories                  1,578   (13,523)
  Decrease in shipped systems pending acceptance        749     2,157
  Increase in prepaid and other current assets       (1,855)   (1,617)
  Increase (decrease) in accounts payable and other
   current liabilities                                7,533   (11,914)
  Increase (decrease) in deferred revenue               356    (2,611)
                                                     -------  --------
Net cash provided by operating activities            25,587       324
                                                     -------  --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment            (9,478)   (2,109)
Proceeds from sale of property and equipment              -        92
Proceeds from sale of assets held for sale                -     2,361
Change in investments, net                           20,575     6,141
Increase in other assets                             (6,373)     (780)
                                                     -------  --------
Net cash provided by investing activities             4,724     5,705
                                                     -------  --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock
 plans                                                2,283     4,922
                                                     -------  --------
Net cash provided by financing activities             2,283     4,922
                                                     -------  --------

NET CHANGE IN CASH AND CASH EQUIVALENTS             $32,594  $ 10,951

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD    $61,314  $ 80,358
                                                     -------  --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD          $93,908  $ 91,309
                                                     =======  ========


     CONTACT: Electro Scientific Industries, Inc.
              Craig Stoehr, 503-671-7061